Filed Pursuant to 424(B)(3)
Registration No. 333-191998

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated May 6, 2014

PROSPECTUS SUPPLEMENT

(To prospectus dated October 30, 2013)

$

Celgene Corporation

$                    % Senior Notes due 2019

$                    % Senior Notes due 2024

$                    % Senior Notes due 2044

We are offering $         aggregate principal amount of     % senior notes due 2019 (the “2019 notes”), $         aggregate principal amount of     % senior notes due 2024 (the “2024 notes”) and $         aggregate principal amount of     % senior notes due 2044 (the “2044 notes” and, together with the 2019 notes and the 2024 notes, the “notes”). We will pay interest on the notes on                      and                      of each year, beginning                     , 2014. The 2019 notes will mature on                     , 2019, the 2024 notes will mature on                     , 2024 and the 2044 notes will mature on                     , 2044. We may redeem some or all of the notes at any time at the redemption prices described in this prospectus supplement under the heading “Description of Notes—Optional Redemption.” If a change of control triggering event as described in this prospectus supplement under the heading “Description of Notes—Offer to Purchase upon Change of Control Triggering Event” occurs, we may be required to offer to purchase the notes from the holders.

The notes will be general unsecured senior obligations and rank equally with our existing and future unsecured senior indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement and similar sections in our filings with the Securities and Exchange Commission that are incorporated or deemed incorporated by reference herein.

	Per 2019 Note		Total	Per 2024 Note		Total	Per 2044 Note		Total
Public offering price(1)		%	$		%	$		%	$
Underwriting discount		%	$		%	$		%	$
Proceeds, before expenses, to us(1)		%	$		%	$		%	$

(1)	Plus accrued interest, if any, from , 2014, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                     , 2014.

Joint Book-Running Managers

BofA Merrill Lynch	Credit Suisse	Goldman, Sachs & Co.	Morgan Stanley

The date of this prospectus supplement is                     , 2014

NEITHER WE NOR THE UNDERWRITERS HAVE AUTHORIZED ANYONE TO PROVIDE ANY DIFFERENT OR ADDITIONAL INFORMATION OTHER THAN THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR IN ANY FREE WRITING PROSPECTUS PREPARED BY OR ON BEHALF OF US OR TO WHICH WE HAVE REFERRED YOU. WE AND THE UNDERWRITERS TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, ANY FREE WRITING PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement, unless otherwise specified or where it is clear from the context that the term only means issuer, the terms “Celgene,” “we,” “us” and “our” refer to Celgene Corporation and its consolidated subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus, and describes our senior debt securities offering. The second part is the accompanying prospectus, dated October 30, 2013, which provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “How to Obtain More Information” and “Incorporation by Reference” in this prospectus supplement.

HOW TO OBTAIN MORE INFORMATION

We file annual, quarterly and interim reports, proxy and information statements and other information with the Securities and Exchange Commission, or, the SEC. These filings contain important information, which does not appear in this prospectus supplement. The reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus supplement, which has become effective. This prospectus supplement does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference facilities or website. Statements contained in this prospectus supplement concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering under this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof whether specifically listed below or filed in the future that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	Current Reports on Form 8-K filed with the SEC on January 10, 2014 and April 24, 2014; and

•

Portions of the Definitive Proxy Statement on Schedule 14A for the 2014 annual meeting of stockholders to be held on June 18, 2014 to the extent incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2013.

You may request a copy of these filings at no cost, other than exhibits to such documents which are not specifically incorporated by reference into such documents or this prospectus supplement, by calling our Investor Relations department at (908)  673-9000, or by writing to Investor Relations, Celgene Corporation, 86 Morris Avenue, Summit, NJ 07901.

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are considered forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act) concerning our business, results of operations, economic performance and/or financial condition, based on management’s current expectations, plans, estimates, assumptions and projections. Forward-looking statements are included, for example, in the discussions about:

•	strategy;

•	new product discovery and development;

•	current or pending clinical trials;

•	our products’ ability to demonstrate efficacy or an acceptable safety profile;

•	actions by the U.S. Food and Drug Administration;

•	product manufacturing, including our arrangements with third-party suppliers;

•	product introduction and sales;

•	royalties and contract revenues;

•	expenses and net income;

•	credit and foreign exchange risk management;

•	liquidity;

•	asset and liability risk management;

•	the outcome of litigation;

•	intellectual property rights and protection;

•	economic factors;

•	competition; and

•	operational and legal risks.

Any statements contained in this prospectus supplement that are not statements of historical fact may be deemed forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “aims,” “plans,” “may,” “could,” “will,” “will continue,” “seeks,” “should,” “predict,” “potential,” “outlook,” “guidance,” “target,” “forecast,” “probable,” “possible” or the negative of such terms and similar expressions. Forward-looking statements are subject to change and may be affected by risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement in light of new information or future events, although we intend to continue to meet our ongoing disclosure obligations under the U.S. securities laws and other applicable laws.

We caution you that a number of important factors could cause actual results or outcomes to differ materially from those expressed in, or implied by, the forward-looking statements, and therefore you should not place too much reliance on them. These factors include, among others, those described herein, under “Risk Factors” in this prospectus and the applicable prospectus supplement and the risks described in our other filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

It is not possible to predict or identify all such factors, and therefore the factors that are noted are not intended to be a complete discussion of all potential risks or uncertainties that may affect forward-looking statements. If these or other risks and uncertainties materialize, or if the assumptions underlying any of the forward-looking statements prove incorrect, our actual performance and future actions may be materially different from those expressed in, or implied by, such forward-looking statements. We can offer no assurance that our estimates or expectations will prove accurate or that we will be able to achieve our strategic and operational goal.

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of some of the information contained, or incorporated by reference, in this prospectus supplement. It is not complete and may not contain all the information that is important to you. To understand this offering fully, you should read carefully this entire prospectus supplement, including the risk factors beginning on page S-8 and the financial statements incorporated by reference in this prospectus supplement, the accompanying prospectus and the other documents incorporated by reference herein and therein. Unless the context requires otherwise, references to “we,” “us,” “our” and “Celgene” shall mean Celgene Corporation and its consolidated subsidiaries. Any capitalized terms used and not defined in this prospectus supplement have the meaning assigned to them in the accompanying prospectus or our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference herein.

Celgene Corporation

We are a global biopharmaceutical company primarily engaged in the discovery, development and commercialization of innovative therapies designed to treat cancer and immune-inflammatory related diseases. We are dedicated to innovative research and development designed to bring new therapies to market and we are involved in research in several scientific areas that may deliver proprietary next-generation therapies, targeting areas including intracellular signaling pathways, protein homeostasis and epigenetics in cancer and immune cells, immunomodulation in cancer and autoimmune diseases and therapeutic application of cell therapies.

Our primary commercial stage products include REVLIMID®, VIDAZA®, ABRAXANE®, POMALYST®/IMNOVID®, THALOMID® (inclusive of Thalidomide CelgeneTM), ISTODAX®, azacitidine for injection (generic version of VIDAZA®) and OTEZLA®. On March 21, 2014, OTEZLA® was approved by the U.S. Food and Drug Administration (FDA) for the treatment of adults with active psoriatic arthritis. Launch activities for OTEZLA® commenced in March 2014 and we will begin recognizing revenue related to OTEZLA® during the second quarter of 2014. Additional sources of revenue include royalties from Novartis Pharma AG (Novartis) on their sales of FOCALIN XR® and the entire RITALIN® family of drugs, the sale of services through our Celgene Cellular Therapeutics (CCT) subsidiary and other licensing agreements.

We continue to invest substantially in research and development in support of multiple ongoing proprietary clinical development programs which support our existing products and pipeline of new drug candidates. REVLIMID® is in several phase III trials across a range of hematological malignancies that include newly diagnosed multiple myeloma and maintenance, lymphomas, chronic lymphocytic leukemia (CLL) and myelodysplastic syndromes (MDS). POMALYST®/IMNOVID® was approved in the United States and European Union for indications in multiple myeloma based on phase II and phase III results, respectively, and additional phase III trials are underway with POMALYST®/IMNOVID® in relapsed refractory multiple myeloma. Phase III trials are also underway for VIDAZA® and CC-486 in MDS and acute myeloid leukemia (AML) and ISTODAX® in first-line peripheral T-cell lymphoma (PTCL). In solid tumors, we are evaluating ABRAXANE® in phase III trials for breast, pancreatic and non-small cell lung cancers. Our lead product candidate in inflammation and immunology, OTEZLA® (apremilast), is being evaluated in a broad phase III program for psoriatic arthritis, psoriasis and ankylosing spondylitis.

In addition to our phase III programs, we have a growing early-to-mid-stage pipeline of novel therapies to address significant unmet medical needs consisting of in-house developed compounds, compounds licensed from other companies and compounds we have options to acquire from collaboration partners.

We believe that continued use of our primary commercial stage products, ongoing internal and external collaborative research and development efforts, depth of our product pipeline, regulatory approvals of new products and expanded use of existing products will provide the catalysts for future growth.

Recent Developments

As previously disclosed in our Current Report on Form 8-K filed with the SEC on April 24, 2014, we entered into a license agreement, dated April 23, 2014 (the “License Agreement”), with Nogra Pharma Limited, an Irish entity (“Nogra”), pursuant to which Nogra granted us an exclusive, royalty-bearing license in Nogra’s intellectual property relating to GED-0301, an antisense oligonucleotide targeting SMAD7, to develop and commercialize products containing GED-0301 for the treatment of Crohn’s disease and Ulcerative Colitis. The License Agreement will become effective upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Upon the effectiveness of the License Agreement, Nogra will be entitled to receive an upfront payment of $710 million.

Corporate Information

We were incorporated in the State of Delaware in April 1986. Our principal executive offices are located at 86 Morris Avenue, Summit, NJ 07901, and our phone number is (908) 673-9000. Our website address is www.celgene.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus supplement. Additional information regarding us is set forth in our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and our Current Reports on Form 8-K (which are incorporated by reference in this prospectus supplement, unless furnished to, and not filed with, the SEC). See “How to Obtain More Information” and “Incorporation by Reference.”

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement.

Issuer	Celgene Corporation

Notes Offered	$ in aggregate principal amount of notes, consisting of:

•	$ aggregate principal amount of the 2019 notes;

•	$ aggregate principal amount of the 2024 notes; and

•	$ aggregate principal amount of the 2044 notes.

Maturity Dates	2019 notes: , 2019.

2024 notes: , 2024.

2044 notes: , 2044.

Interest and Payment Dates	2019 notes: % per annum, payable semi-annually in arrears in cash on and of each year, beginning , 2014.

2024 notes: % per annum, payable semi-annually in arrears in cash on and of each year, beginning , 2014.

2044 notes: % per annum, payable semi-annually in arrears in cash on and of each year, beginning , 2014.

Repurchase at the Option of Holders upon a Change of Control Triggering Event	If we experience a “Change of Control Triggering Event” (as defined in “Description of Notes—Offer to Purchase upon Change of Control Triggering Event”), we will be required, unless we have exercised our right to redeem the notes, to offer to purchase the notes with respect to which such event occurred at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest.

Ranking	The notes will rank:

•	equal in right of payment to any of our existing and future senior unsecured indebtedness;

•	senior in right of payment to any of our future subordinated indebtedness; and

•

effectively subordinated in right of payment to any of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

Optional Redemption	We may redeem the notes at our option, at any time in whole or from time to time in part, at the redemption prices described under the heading “Description of Notes—Optional Redemption.” We will also pay the accrued and unpaid interest on the notes to the redemption date. See “Description of Notes—Optional Redemption.”

Covenants	The notes and related indenture do not contain any financial or other similar restrictive covenants. However, we will be subject to the covenants described under the caption “Description of Notes—Covenants.”

Use of Proceeds	We intend to use the net proceeds for general corporate purposes, which may include, without limitation, further development of our clinical and pre-clinical programs, capital expenditures, general corporate development activities, meeting working capital needs, share repurchases of our common stock and repayment of some or all of our outstanding commercial paper. The proceeds from our commercial paper program are used for general corporate purposes. As of March 31, 2014, $869.8 million of commercial paper was outstanding, bearing an effective interest rate of 0.3%. Our commercial paper has varied maturities, but does not exceed 270 days from the date of issue. See “Use of Proceeds.”

DTC Eligibility	The notes will be issued in fully registered book-entry form and will be represented by permanent global notes without coupons. Global notes will be deposited with a custodian for and registered in the name of a nominee of DTC, in New York, New York. Investors may elect to hold interests in the global notes through DTC and its direct or indirect participants as described in “Description of Notes—Book-Entry System.”

Form and Denomination	The notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes will be new securities for which there is currently no public market.

Risk Factors	You should carefully consider the information set forth under “Risk Factors” on page S-8 of this prospectus supplement, as well as the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each of which has been filed with the SEC and is incorporated herein by reference, before deciding to invest in the notes.

Further Issues	We may, without notice to or the consent of the holders or beneficial owners of the notes, create and issue additional notes and/or notes having the same ranking, interest rate, maturity and other terms as the notes of a particular series. Any additional debt securities having such similar terms, together with that series of notes, could be considered part of the same series of notes under the indenture, provided that if the additional notes are not fungible with the notes of a particular series for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The notes will be governed by the laws of the State of New York.

RISK FACTORS

Before investing in our securities, you should carefully consider the following risks and the risk factors described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each of which has been filed with the SEC and is incorporated by reference herein, and subsequent filings containing updated disclosures of such factors, together with other information contained in this prospectus supplement and any related free writing prospectus and the other information that we have incorporated by reference herein. Whether or not any of these risk factors were actually to occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to this Offering

We may not be Able to Generate Sufficient Cash to Service Our Obligations Under the Notes

Our ability to service the notes will depend upon, among other things, continued commercial success of our primary products REVLIMID®, VIDAZA®, ABRAXANE®, POMALYST®/IMNOVID®, THALOMID® (inclusive of Thalidomide CelgeneTM), ISTODAX®, azacitidine for injection (generic version of VIDAZA®) and OTEZLA® and other factors that affect our future financial and operating performance, including, without limitation, prevailing economic conditions and financial, business and regulatory factors, many of which are beyond our control.

If we are unable to generate sufficient cash flow to service the debt service requirements under the notes, we may be forced to take actions such as:

•	restructuring or refinancing our debt, including the notes;

•	seeking additional debt or equity capital;

•	seeking bankruptcy protection;

•	reducing distributions if we make any in the future;

•	reducing or delaying our business activities, acquisitions, investments or capital expenditures; or

•	selling assets.

Such measures might not be successful and might not enable us to service our obligations under the notes. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms or at all.

We may Still be Able to Incur Substantially More Indebtedness. This Could Exacerbate the Risks Associated with Our Indebtedness Under the Notes

We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing our existing notes (as fully described in our Annual Report on Form 10-K for the year ended December 31, 2013) and the terms of the indenture governing the notes offered hereby, as well as the agreement governing our revolving credit facility, do not prevent us or our subsidiaries from incurring indebtedness, subject to the financial maintenance covenants under our revolving credit facility. If we incur any additional indebtedness that ranks equally with our existing notes, the notes offered hereby and the obligations under our revolving credit facility, the holders of that indebtedness will be entitled to share ratably with the holders of the notes offered hereby in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The Notes Offered Hereby will be Unsecured and Effectively Subordinated to any Future Secured Indebtedness

The notes offered hereby will be general unsecured obligations ranking effectively junior in right of payment to any future secured indebtedness. The notes are not secured by any of our assets. Any claims of future secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. Additionally, the indenture governing the existing notes and the indenture governing the notes offered hereby, as well as the agreement governing our revolving credit facility, will permit us to incur additional secured indebtedness in the future. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any indebtedness that is effectively senior to the notes will be entitled to be paid in full from our assets securing such indebtedness before any payment may be made with respect to the notes offered hereby. Holders of the notes offered hereby will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes (including the existing notes and the obligations under our revolving credit facility), and potentially with all of Celgene Corporation’s other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

The Terms of the Indenture and the Notes Provide Only Limited Protection Against Significant Corporate Events that could Adversely Impact Your Investment in the Notes

While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes.

The definition of the term “Change of Control Triggering Event” (as defined in “Description of Notes—Offer to Purchase upon Change of Control Triggering Event”) does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our subsidiaries to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Our Credit Ratings are Subject to Change

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes.

Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

Your Ability to Transfer the Notes Offered Hereby will be Limited by the Absence of an Active Trading Market

The notes are a series of securities for which there is currently no established trading market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, such a market may not continue. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance, general economic conditions and other factors. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Upon Certain Change of Control Triggering Events, We may not have the Ability to Raise the Funds Necessary to Finance the Change of Control Offer Required by the Indenture Governing the Notes, Which Would Violate the Terms of the Notes

Upon the occurrence of specific kinds of change of control triggering events, holders of the notes will have the right to require us to purchase all or any part of the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient financial resources available to satisfy all of our obligations under the notes in the event of a change in control. Our failure to purchase the notes as required under the indenture would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Offer to Purchase upon Change of Control Triggering Event.”

USE OF PROCEEDS

The net proceeds to us from this offering are estimated to be approximately $        , after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds for general corporate purposes, which may include, without limitation, further development of our clinical and pre-clinical programs, capital expenditures, general corporate development activities, meeting working capital needs, share repurchases of our common stock and repayment of some or all of our outstanding commercial paper. The proceeds from our commercial paper program are used for general corporate purposes. As of March 31, 2014, $869.8 million of commercial paper was outstanding, bearing an effective interest rate of 0.3%. Our commercial paper has varied maturities, but does not exceed 270 days from the date of issue.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities and our capitalization as of March 31, 2014 on an:

•	actual basis; and

•	adjusted basis to reflect the offering of notes offered hereby and the application of the net proceeds therefrom as described under the heading “Use of Proceeds.”

You should read this table along with our historical consolidated financial statements and related notes and the other financial information included and incorporated by reference in this prospectus supplement.

	As of March 31, 2014
	Actual	Adjusted for this Offering
	(unaudited) (in millions, except per share amounts)
Cash, Cash Equivalents and Marketable Securities	$5,110.1	$

Long-Term Debt:
Revolving Credit Facility	—		—
Existing Senior Notes:
2.450% Senior Notes due 2015	511.9		511.9
1.900% Senior Notes due 2017	500.4		500.4
2.300% Senior Notes due 2018	400.0		400.0
3.950% Senior Notes due 2020	490.5		490.5
3.250% Senior Notes due 2022	974.6		974.6
4.000% Senior Notes due 2023	700.7		700.7
5.700% Senior Notes due 2040	249.6		249.6
5.250% Senior Notes due 2043	396.6		396.6
Senior Notes offered hereby:
% Senior Notes due 2019	—
% Senior Notes due 2024	—
% Senior Notes due 2044	—

Total Long-Term Debt	$4,224.3	$

Equity:
Preferred stock, $.01 par value per share, 5.0 million shares authorized; none outstanding	$—		$—
Common stock, $0.01 par value; 575.0 million shares authorized; 512.5 million issued and outstanding	5.1		5.1
Additional paid-in capital	8,906.6		8,906.6
Cost of treasury stock (112.1 million shares)	(9,319.2)		(9,319.2)
Retained Earnings	4,752.2		4,752.2
Accumulated other comprehensive income	139.9		139.9

Total Equity	$4,484.6		$4,484.6

Total Capitalization	$8,708.9	$

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for each of the periods indicated:

	Year Ended					Three Months Ended March 31, 2014
	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012	December 31, 2013

Ratio of earnings to fixed charges(1)	299.7x	70.9x	32.4x	25.7x	17.6x	11.5x

(1)	For purposes of calculating these ratios: (i) “earnings” consist of the sum of: (x) our pretax income from continuing operations before loss from equity investees and (y) fixed charges; and (ii) “fixed charges” consist of the sum of interest expense, amortization of debt discount and premium and a portion of lease payments considered to represent an interest factor.

DESCRIPTION OF NOTES

We will issue the     % Senior Notes due 2019 (the “2019 notes”), the     % Senior Notes due 2024 (the “2024 notes”) and the     % Senior Notes due 2044 (the “2044 notes” and, together with the 2019 notes and the 2024 notes, the “notes”) under an indenture, to be dated as of                     , 2014 (the “indenture”), between us and The Bank of New York Mellon Trust Company, N.A. as trustee (the “trustee”). The 2019 notes, the 2024 notes and the 2044 notes will each be a separate series of notes under the indenture. We may issue additional notes under the indenture.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture and the notes, including the definitions therein of certain terms. Because the following is only a summary, it does not contain all of the information that you may find useful in evaluating an investment in the notes. We urge you to read the indenture and the notes because they, and not this description, define your rights as holders of the notes.

As used in this discussion under the heading “Description of Notes,” unless otherwise specified, the terms “Celgene,” “we,” “our,” and “us” refer solely to Celgene Corporation and not its subsidiaries.

General

•

The notes will be our senior unsecured obligations and will rank equal in right of payment to any of our existing unsecured senior indebtedness and any other unsecured senior indebtedness hereafter created;

•	The 2019 notes, the 2024 notes and the 2044 notes will initially be issued in aggregate principal amounts of $ , $ and $ , respectively;

•	The 2019 notes will mature on , 2019, the 2024 notes will mature on , 2024 and the 2044 notes will mature on , 2044; and

•

The 2019 notes will pay interest at the rate of     % per annum, the 2024 notes will pay interest at the rate of     % per annum and the 2044 notes will pay interest at the rate of     % per annum, which, in any case, shall be payable semi-annually in arrears on each              and             , beginning                     , 2014, and will initially accrue from the date of issuance and thereafter from the last date to which interest has been paid.

We may, without notice to or the consent of the holders or beneficial owners of the notes, create and issue additional notes and/or notes having the same ranking, interest rate, maturity and other terms as the notes of a particular series. Any additional debt securities having such similar terms, together with that series of notes, could be considered part of the same series of notes under the indenture; provided that if the additional notes are not fungible with the notes of a particular series for United States federal income tax purposes, the additional notes will have a separate CUSIP number.

The notes are redeemable prior to maturity as described below under the heading “—Optional Redemption.” The notes do not have the benefit of a sinking fund. The notes will be issued only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Each series of notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, New York, New York, which we refer to as DTC. See “—Book-Entry System” below.

Payments on the notes will be made through the paying agent, which will initially be the trustee, to DTC.

Interest

The 2019 notes will accrue interest at a rate of     % per annum, the 2024 notes will accrue interest at a rate of     % per annum and the 2044 notes will accrue interest at a rate of     % per annum. The notes will accrue interest on their stated principal amount from                     , 2014, or, in any case, from the most recent interest payment date to which interest has been paid or duly provided for. Accrued and unpaid interest on the notes will be payable semi-annually in arrears on              and              of each year, commencing on                     , 2014. Interest on the notes will be paid to holders of record at the close of business on the preceding              or              immediately before the applicable interest payment date. The amount of interest payable on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any date on which interest, principal or premium is payable on the notes is not a business day, then payment of such amounts payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date or maturity date, as the case may be. The term “business day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York or the city where the corporate trust business of the trustee is principally administered at any particular time are required or authorized to close or be closed.

Ranking

The notes will be senior unsecured obligations of Celgene and will not be guaranteed by any of our subsidiaries. The notes will rank:

•	equal in right of payment to any of our existing and future senior unsecured indebtedness;

•	senior in right of payment to any of our future subordinated indebtedness; and

•

effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

The notes and the indenture do not limit our ability to incur additional indebtedness. We may incur substantial additional amounts of indebtedness in the future.

Optional Redemption

We may, at our option, at any time and from time to time redeem, in whole or in part, prior to (i) the maturity date for the 2019 notes, (ii) the date that is three months prior to the maturity date for the 2024 notes and (iii) the date that is six months prior to the maturity date for the 2044 notes, the notes of the applicable series, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes of the applicable series (or otherwise transmitted in accordance with DTC procedures) at a redemption price, equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of interest and principal thereon (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined below) plus              basis points in the case of the 2019 notes,              basis points in the case of the 2024 notes and              basis points in the case of the 2044 notes,

plus, in any case, accrued and unpaid interest to, but not including, the date of redemption; provided that the principal amount of any note remaining outstanding after a redemption in part shall be $2,000 or a higher integral multiple of $1,000.

On or after the date that is three months prior to the maturity date for the 2024 notes, the 2024 notes will be redeemable, in whole, at any time, or in part, from time to time, at our option upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date.

On or after the date that is six months prior to the maturity date for the 2044 notes, the 2044 notes will be redeemable, in whole, at any time, or in part, from time to time, at our option upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if we are given fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, or their respective affiliates, which are primary U.S. Government securities dealers in The City of New York, and their respective successors plus one other primary U.S. Government securities dealer in The City of New York selected by us; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by the Reference Treasury Dealers at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, as obtained by us, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the applicable Comparable Treasury Issue, assuming a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date. On and after the redemption date for the notes of any series, interest will cease to accrue on the notes of that series or any portion thereof called for redemption, unless we default in the payment of the redemption price. On or before the redemption date for the notes of that series, we will deposit with a paying agent, or the trustee, funds sufficient to pay the redemption price of and accrued and unpaid interest on such notes to be redeemed on such date. If less than all of the notes of a series are to be redeemed, the notes of that series to be redeemed will be selected pro rata, by lottery, or by another method that complies with applicable DTC procedures. We will notify the trustee of the redemption price promptly after the calculation thereof and the trustee will have no responsibility for such calculation.

Offer to Purchase upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to the notes of a series, unless we have exercised our option to redeem the notes of such series as described above, we will be required to make an offer (the “Change of Control Offer”) to each holder of the notes of such series to repurchase all or any part (equal to $2,000 or a higher integral multiple of $1,000 in excess thereof) of that holder’s notes of such series on the terms set forth in such notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to but not including the date of repurchase (the “Change of Control Payment”); provided that the principal amount of any note remaining outstanding after a repurchase in part shall be $2,000 or a higher integral multiple of $1,000 in excess thereof.

With respect to the notes of each series, within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the notes of the applicable series (or otherwise provided in accordance with DTC procedures) describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the notes of such series on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or otherwise provided or, if the notice is mailed or otherwise provided prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs (the “Change of Control Payment Date”). The notice will, if mailed or otherwise provided prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d) of the Exchange Act) (other than to us or one of our subsidiaries) (a “Transferee”), provided, however, that none of the circumstances in this clause (2) will be a change of control if the persons that beneficially own our Voting Stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total Voting Stock measured by voting power rather than number of shares of the Transferee; (3) we consolidate with, or merge with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act) or any such person consolidates with, or merges with or into, us, in either case, pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of our Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; (4) the adoption of a plan relating to our liquidation or dissolution or (5) the first day on which a majority of the members of our board of directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event in respect thereof.

“Continuing Director” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date the notes were originally issued, (2) was nominated for election to our board of directors with the approval of a committee of the board of directors consisting of a majority of independent Continuing Directors or (3) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if any of Moody’s and S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means (A) with respect to the 2019 notes, the rating on the 2019 notes is lowered by each of the Rating Agencies and the 2019 notes are rated below an Investment Grade Rating by each of the Rating Agencies, (B) with respect to the 2024 notes, the rating on the 2024 notes is lowered by each of the Rating Agencies and the 2024 notes are rated below an Investment Grade Rating by each of the Rating Agencies and (C) with respect to the 2044 notes, the rating on the 2044 notes is lowered by each of the Rating Agencies and the

2044 notes are rated below an Investment Grade Rating by each of the Rating Agencies, in any case, on any day during the period commencing on the earlier of the date of the first public notice of the occurrence of a Change of Control or our intention to effect a specific Change of Control transaction and ending 60 days following consummation of such Change of Control (which period will be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors, managers or trustees of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes of any series as a result of the sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d) of the Exchange Act) (other than to us or one of our subsidiaries) may be uncertain.

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Covenants

Limitations on Liens

Other than as provided under the heading “—Exempted Liens and Sale and Leaseback Transactions,” we will not, and will not permit any Subsidiary of ours to, create, assume or suffer to exist any Indebtedness secured by any Lien on any of our or their respective Properties unless the notes are secured by such Lien equally and ratably with, or prior to, the Indebtedness secured by such Lien.

This restriction does not apply to Indebtedness that is secured by:

•	Liens existing on the date of the issuance of the notes;

•	Liens securing only the notes;

•

Liens on Property or shares of stock in respect of Indebtedness of a Person existing at the time such Person becomes a Subsidiary of ours or is merged into or consolidated with, or its assets are acquired by, us or any Subsidiary of ours (provided that such Lien was not incurred in anticipation of such transaction and was in existence prior to such transaction) so long as such Lien does not extend to any other Property and the Indebtedness so secured is not increased;

•

Liens to secure Indebtedness incurred for the purpose of all or any part of a Property’s (including shares of stock) purchase price or cost of construction or additions, repairs, alterations or other improvements; provided that (1) such Lien does not extend to or cover any other Property other than the Property so purchased, constructed or on which such additions, repairs, alterations or other improvements were so made, and (2) such Lien is incurred prior to or within 270 days after the acquisition of such Property or the completion of construction or such additions, repairs, alterations or other improvements and the full operation of such Property thereafter;

•	Liens in favor of the United States or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute;

•

Liens for taxes or assessments or other governmental charges or levies which are not overdue for a period exceeding 60 days unless such Liens are being contested in good faith and for which adequate reserves are being maintained, to the extent required by generally accepted accounting principles;

•	title exceptions, easements, licenses, leases and other similar Liens that are not consensual and that do not materially impair the use of the Property subject thereto;

•	Liens to secure obligations under worker’s compensation laws, unemployment compensation, old-age pensions and other social security benefits or similar legislation;

•	Liens arising out of legal proceedings, including Liens arising out of judgments or awards;

•

warehousemen’s, materialmen’s, carrier’s, landlord’s and other similar Liens or Liens otherwise arising in the ordinary course of business for sums not overdue for a period exceeding 60 days unless such Liens are being contested in good faith and for which adequate reserves are being maintained, to the extent required by generally accepted accounting principles;

•

Liens incurred to secure the performance of statutory obligations, surety or appeal bonds, performance or return-of-money bonds, insurance, self-insurance or other obligations of a like nature incurred in the ordinary course of business;

•	Liens that are rights of set-off relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness;

•

Liens on the assets of a special purpose subsidiary resulting from securitization transactions with respect to accounts receivable, royalties and similar assets included in such securitization transactions;

•

Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

•	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

•	Liens on key-man life insurance policies granted to secure our Indebtedness against the cash surrender value thereof;

•

Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect us or any of our Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

•	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Subsidiaries in the ordinary course of business;

•	pre-existing Liens on assets acquired by us or any of our Subsidiaries after the first issue date of the notes;

•	Liens in our favor or the favor of any of our Subsidiaries;

•

inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made therefore;

•

Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing bullets or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as such Lien does not extend to any other Property and the Indebtedness so secured does not exceed the fair market value (as determined by our board of directors) of the assets subject to such Liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be; or

•

Liens created in substitution of or as replacements for any Liens referred to in the foregoing bullets, provided that, based on a good faith determination of one of our officers, the Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Property encumbered by the otherwise permitted Lien which is being replaced.

Limitation on Sale and Leaseback Transactions

Other than as provided under the heading “—Exempted Liens and Sale and Leaseback Transactions,” we will not, and will not permit any of our Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any of our or their respective Properties, the acquisition or completion of construction and commencement of full operations of which has occurred more than 270 days prior thereto, unless:

•	such transaction was entered into prior to the first issue date of the notes;

•	such transaction was for the sale and leasing back to us of any Property by one of our Subsidiaries;

•	the lease is for a period not in excess of five years, including renewal rights;

•

we would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the notes pursuant to the first paragraph of “—Limitation on Liens” above; or

•

we or the Subsidiary, prior to or within 270 days after the sale of such Property in connection with the Sale and Leaseback Transaction is completed, applies the net cash proceeds of the sale of the Property leased to the:

(1) retirement of the notes or debt of ours ranking equally with the notes or to the retirement of any debt of a Subsidiary of ours; or

(2) acquisition of different property, facilities or equipment or the expansion of our existing business, including the acquisition of other businesses.

Exempted Liens and Sale and Leaseback Transactions

Notwithstanding the restrictions described under the headings “—Limitation on Liens” or “—Limitation on Sale and Leaseback Transactions,” we or any Subsidiary of ours may create or assume any Liens or enter into any Sale and Leaseback Transactions not otherwise permitted as described above, if the sum of the following does not exceed the greater of (x) 15% of Consolidated Total Assets calculated as of the day the Lien(s) are created or assumed or the date of the Sale and Leaseback Transaction or (y) 15% of Consolidated Total Assets calculated as of the first issue date of the notes:

•

the outstanding Indebtedness secured by such Liens (not including any Liens permitted under the heading “—Limitation on Liens,” which amount does not include any Liens permitted under the provisions of this “—Exempted Liens and Sale and Leaseback Transactions” heading); plus

•

all Attributable Debt in respect of such Sale and Leaseback Transaction entered into (not including any Sale and Leaseback Transactions permitted under the heading “—Limitation on Sale and Leaseback Transactions,” which amount does not include any Sale and Leaseback Transactions permitted under the provisions of this “—Exempted Liens and Sale and Leaseback Transactions” heading), measured, in each case, at the time such Lien is incurred or any such Sale and Leaseback Transaction is entered into by us or such Subsidiary of ours.

Consolidation, Merger or Conveyance

We may merge or consolidate with another Person and may sell, transfer or lease all or substantially all of our assets to another Person if all of the following conditions are met:

•

The merger, consolidation or sale of assets must not cause an event of default. See “—Events of Default.” An event of default for this purpose would also include any event that would be an event of default if the notice or time requirements were disregarded;

•

If we are not the surviving entity, the Person we would merge or consolidate with, or sell all or substantially all of our assets to, must be organized under the laws of the United States, any state thereof or the District of Columbia;

•

If we are not the surviving entity, the Person we would merge or consolidate with, or sell all or substantially all of our assets to, must expressly assume by supplemental indenture all of our obligations under the notes and the indenture; and

•	We must deliver specific certification and documents to the trustee.

Notwithstanding the foregoing, any of our Subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us.

Events of Default

The term “event of default” in respect of any series of the notes means any of the following:

•

we do not pay interest on the notes of that series within 30 days of its due date whether at maturity, upon redemption or upon acceleration (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	we do not pay the principal of or any premium on the notes of that series on its due date;

•

we remain in breach of a covenant in respect of the notes of that series for 90 days after we receive a written notice of default in accordance with the provisions of the indenture stating we are in breach and requiring that we remedy the breach; or

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us.

The trustee may withhold notice to the holders of notes of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default (other than due to certain events in bankruptcy, insolvency or reorganization) with respect to the notes of any series has occurred and has not been cured, the trustee or the holders of a majority in aggregate principal amount of the notes of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare the entire principal amount (and premium, if any) of, and all the accrued and unpaid interest on, the notes of that series to be due and payable. This is called a declaration of acceleration of maturity. If an event of default with respect to the notes of any series occurs because of certain events in bankruptcy, insolvency or reorganization relating to us, the principal amount of the notes of that series will be automatically accelerated, without any action by the trustee or any holder thereof. Holders of a majority in principal amount of the notes of any series may also waive certain past defaults under the indenture on behalf of all of the holders of the notes of that series. A declaration of acceleration of maturity with respect to the notes of any series may be canceled, under specific circumstances, by the holders of at least a majority in principal amount of the notes of that series.

The trustee is not required to take any action under the indenture at the request of any of the holders unless the holders offer the trustee protection reasonably satisfactory to it from expenses and liability called an “indemnity.” If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the notes of any series may, with respect to the notes of that series, direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or event of default.

Before you are allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes of any series, the following must occur:

•	you must give the trustee written notice that an event of default with respect to the notes of that series has occurred and remains uncured;

•

the holders of a majority in aggregate principal amount of the outstanding notes of that series must make a written request that the trustee take action because of the default and must offer the trustee indemnity reasonably satisfactory to it against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in aggregate principal amount of the notes of that series must not have given the trustee a direction inconsistent with the above notice.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the due date.

Waiver, Modifications and Amendment

We generally may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding notes of the affected series. However, we may not make any modification or amendment without the consent of each holder of the notes of the affected series if such action would:

•	change the stated maturity of, or the principal of or premium or interest on, the notes;

•	reduce any amounts due on the notes or payable upon acceleration of the maturity of the notes following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in this prospectus supplement) or currency of payment on the notes;

•	modify the notes to subordinate the notes to other indebtedness;

•	reduce the percentage of holders of notes whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	modify any other aspect of the provisions of the indenture dealing with modification and waiver except to increase the voting requirements.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all the notes of that series, waive our compliance with certain provisions of the indenture. The holders of a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all the notes of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or premium or interest on any notes of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note of that series; provided however that the holders of a majority in principal amount of the outstanding notes of the affected series may rescind an acceleration and its consequences, including any payment default that resulted from such acceleration.

Notwithstanding the foregoing, without the consent of any holder of notes of a series, we may amend or supplement the indenture or the notes for among other reasons:

•	to cure any ambiguity, defect or inconsistency provided such amendment or supplement does not adversely affect the rights of any holder of notes of that series;

•	to comply with the covenant described under the heading “—Covenants—Consolidation, Merger or Conveyance”;

•

to appoint a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture necessary to provide for the administration of the trusts in the indenture by more than one trustee;

•	to comply with the requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to make any change that would not adversely affect the rights of any holder of notes of that series;

•	to provide for the issuance of any additional notes as permitted by the indenture; or

•	to conform the indenture or the notes to the description thereof set forth in this prospectus supplement.

Defeasance and Covenant Defeasance

We may elect with respect to each series of notes either:

•	defeasance, whereby we are discharged from any and all obligations with respect to that series of notes, except as may be otherwise provided in the indenture; or

•	covenant defeasance, whereby we are released from our obligations with respect to certain covenants with respect to that series of notes.

We may do so when the following conditions have been satisfied:

•

we deposit with the trustee, in trust, funds, in the opinion of a nationally recognized investment bank, appraisal firm or accounting firm, sufficient to pay the entire indebtedness on the notes that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for notes that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for notes that have not become due and payable);

•	we have paid or caused to be paid all other sums payable under the indenture;

•

we have delivered to the trustee an opinion of counsel stating that the beneficial owners of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that all these conditions have been complied with.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture and will also be the initial paying agent and registrar for the notes. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon Trust Company, N.A. or its affiliates in the ordinary course of business.

The indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only such duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indenture, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise such rights and powers vested in it under the indenture and is obligated to use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under such indenture, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

The trustee may resign or be removed and a successor trustee may be appointed.

Definitions

The following definitions are applicable to this section:

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction, an amount equal to the lesser of: (1) the fair market value of the Property (as determined in good faith by our board of directors); and (2) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually.

“Capitalized Lease” means any obligation of a Person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles.

“Consolidated Total Assets” means, with respect to any Person as of any date, the amount of total assets as shown on the consolidated balance sheet of such Person for the most recent fiscal quarter for which financial statements have been filed with the Securities and Exchange Commission, prepared in accordance with accounting principles generally accepted in the United States.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” of any Person means, without duplication (1) any obligation of such Person for money borrowed, (2) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (3) any reimbursement obligation of such Person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, and (4) any obligation of such Person under Capitalized Leases; provided, however, that “Indebtedness” of such Person shall not include any obligation of such Person to any Subsidiary of such Person or to any Person with respect to which such Person is a Subsidiary.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other similar entity.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any Subsidiary of ours of any Property that has been or is to be sold or transferred by us or such Subsidiary, as the case may be, to such Person.

“Subsidiary” of any Person means (1) a corporation, a majority of the outstanding Voting Stock of which is, at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries thereof or (2) any other Person (other than a corporation), including, without limitation, a partnership or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

Book-Entry System

DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it and facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange and the Financial Industry Regulatory Authority, Inc. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such notes. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the holders’ ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax consequences relating thereto. This summary assumes that the notes are held as capital assets (generally, property held for investment) and only addresses initial purchasers of the notes who purchase the notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money.

This summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any U.S. estate or gift tax consequences. In addition, this discussion does not address tax consequences applicable to a holder’s particular circumstances, including, without limitation, alternative minimum tax consequences and tax consequences applicable to holders that may be subject to special tax rules, such as:

•	banks, insurance companies and other financial institutions;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	brokers or dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	“U.S. holders” (as defined below) whose functional currency is not the U.S. dollar;

•	U.S. expatriates;

•

persons that will hold the notes as part of a hedge, straddle, conversion transaction or other risk reduction or integration transaction, or persons entering into a constructive sale with respect to the notes; and

•	partnerships or other pass-through entities or investors in such entities.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any rulings from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Potential Contingent Payment Debt Treatment

Upon the occurrence of a Change of Control Triggering Event, we would generally be required to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest, as described under “Description of Notes—Offer to Purchase upon Change of Control Triggering Event.” Although the issue is not free from doubt, we intend to take the position that such requirement does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the IRS. If the IRS were to successfully take a contrary position, holders would be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, holders would be required to accrue interest income on a constant yield basis, based on a comparable yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the comparable yield. Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.

Payments of Interest

It is expected, and therefore this discussion assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

Interest paid on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Disposition of Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption or other taxable disposition (less any amount attributable to accrued interest, which will be taxable as described above under “Payments of Interest”) and the holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally equal the amount the U.S. holder paid for the note.

Gain or loss realized on the sale, exchange, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or other taxable disposition the note has been held by the U.S. holder for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. holder will be subject to information reporting, unless it is an exempt recipient, and may also be subject to backup withholding (currently at a rate of 28%) with respect to payments of interest and the gross proceeds from the sale, exchange, redemption or other taxable disposition of a note. Certain holders (including, among others, corporations) are generally not subject to information reporting and backup withholding. A U.S. holder generally will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it is subject to backup withholding because it has previously failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. holder that it is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner and the required procedures are followed.

Tax Consequences to Non-U.S. Holders

As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, a nonresident alien individual or a corporation, trust or estate that is not a U.S. holder.

Special rules may apply to certain non-U.S. holders such as controlled foreign corporations and passive foreign investment companies. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments of Interest

The payment of interest on a note to a non-U.S. holder that is not effectively connected with such non-U.S. holder’s U.S. trade or business will not be subject to U.S. federal income or withholding tax if:

•

the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury Regulations;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and applicable Treasury Regulations;

•

the non-U.S. holder is not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

(1) the non-U.S. holder provides us or our agent with its name and address on an IRS Form W-8BEN or W-8BEN-E and certifies under penalty of perjury that it is not a U.S. person, or (2) a bank, brokerage house or other financial institution that holds the notes on behalf of a non-U.S. holder in the ordinary course of its trade or business certifies to us or our agent, under penalty of perjury, that it has received an IRS Form W-8BEN or W-8BEN-E from the non-U.S. holder and furnishes us or our agent with a copy of the properly completed IRS Form W-8BEN or W-8BEN-E.

If a non-U.S. holder cannot satisfy the requirements described in the immediately preceding paragraph, payments of interest made to the non-U.S. holder will be subject to a 30% U.S. federal withholding tax unless the non-U.S. holder provides a properly executed:

•	IRS Form W-8BEN or W-8BEN-E claiming an exemption from, or reduction in the rate of, withholding under an applicable income tax treaty; or

•

IRS Form W-8ECI stating that the interest paid on the note is not subject to withholding tax because it is effectively connected with conduct of a trade or business by the non-U.S. holder in the United States.

Special rules apply if the interest payments are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States. Any such payments, although not subject to withholding tax (if the IRS Form W-8ECI discussed above is provided), generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. If such a non-U.S. holder is a corporation, the holder may also, under certain circumstances, be subject to branch profits tax at a 30% rate (or lower applicable treaty rate).

Sale, Exchange, Redemption or Other Disposition of Notes

Subject to the discussion of backup withholding below, generally, a non-U.S. holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange, redemption or other taxable disposition of a note unless the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States, or the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met. Any amounts attributable to accrued interest will be treated as described above under “Payments of Interest.”

If a non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business and, if a treaty applies, is attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States, the non-U.S. holder generally will be required to pay U.S. federal income tax on the net gain derived from the sale, exchange, redemption or other taxable disposition in the same manner as if it were a U.S. person unless an applicable income tax treaty provides otherwise. If such a non-U.S. holder is a corporation, the holder may also, under certain circumstances, be subject to branch profits tax at a 30% rate (or lower applicable treaty rate). If a non-U.S. holder is subject to the 183-day rule described above, the holder generally will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, redemption or other taxable disposition of the note) exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of interest paid to such holder and the tax withheld with respect to such interest, regardless of whether withholding was required. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty.

U.S. backup withholding is imposed at a current rate of 28% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. A non-U.S. holder will be subject to backup withholding with respect to payments of interest on the notes unless such holder certifies under penalty of perjury that it is not a U.S. person as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Under the Treasury Regulations, the payment of proceeds from the sale, exchange, redemption or other taxable disposition of a note by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner provides a properly executed IRS Form W-8BEN, W-8BEN-E (or other applicable form) and certifies under penalty of perjury that it is not a U.S. person as defined under the Code (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or such owner otherwise establishes an exemption. The payment of proceeds from the sale, exchange, redemption or other taxable disposition of a note by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding or information reporting, except as noted below. In the case of proceeds from the sale, exchange, redemption or other taxable disposition of a note by a non-U.S. holder made to or through a non-U.S. office of a broker that is:

•	a U.S. person, including a foreign branch of such person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•

a foreign partnership if at any time during its tax year (1) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (2) the foreign partnership is engaged in a U.S. trade or business;

information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owners otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner and the required procedures are followed.

Additional Tax Relating to Net Investment Income

A 3.8% tax is imposed on the “net investment income” of certain United States citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” would generally include gross income from interest and, net gain from the sale, exchange, redemption or other taxable disposition of a note, less certain deductions.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, among the underwriters and us, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of notes set forth opposite its name.

Underwriters	Principal Amount of 2019 Notes	Principal Amount of 2024 Notes	Principal Amount of 2044 Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$	$
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC

Total	$	$	$

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of legal matters by counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose to offer the notes to the public at the public offering prices on the cover page of this prospectus supplement and may offer such notes to selected dealers at the public offering prices minus selling concessions of up to     % of the principal amount of the 2019 notes,     % of the principal amount of the 2024 notes and     % of the principal amount of the 2044 notes. In addition, the underwriters may allow, and those selected dealers may reallow, selling concessions to certain other dealers of up to     % of the principal amount of the 2019 notes,     % of the principal amount of the 2024 notes and     % of the principal amount of the 2044 notes. After the initial public offering, the underwriters may change the public offering prices and other selling terms.

The expenses of the offering, not including the underwriting discounts, are estimated to be $         and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, financial advisory, investment banking and other commercial dealings in the ordinary course of business with us, or our affiliates, including acting as lenders under various loan facilities. They have received, and may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect that delivery of the notes will be made against payment therefor on or about May     , 2014, which will be the seventh business day following the date of the pricing of the notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Hong Kong

The notes may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL OPINIONS

The validity of the securities in respect of which this prospectus supplement is being delivered will be passed on for us by Proskauer Rose LLP, New York, New York, and for the underwriters by Davis Polk  & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Celgene and its subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Celgene Corporation

Senior Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights to Purchase Common Stock

or Preferred Stock

Units

Celgene Corporation may offer to sell from time to time these securities separately or together in one or more offerings. In addition, this prospectus may be used to offer securities for the account of persons other than us.

We may offer and sell the following securities:

•	senior debt securities;

•	common stock;

•	preferred stock;

•	depositary shares;

•	warrants;

•	rights to purchase common stock or preferred stock; and

•	units.

We may offer and sell these securities to or through one or more underwriters, dealers or agents. We also may offer and sell these securities directly or through our subsidiaries to purchasers. This prospectus provides you with a general description of the securities we may offer. The specific terms of any security and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering. The prospectus supplement also may add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we have referred you to in the “How to Obtain More Information” section of this prospectus for information on us and our financial statements.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CELG.”

Investing in our securities involves risks. You should carefully consider the risk factors incorporated herein by reference. We may include additional risk factors in a prospectus supplement under the heading “Risk Factors.” You should review that section of the prospectus supplement for a discussion of matters that investors in our securities should consider.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We or any selling security holder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Prospectus dated October 30, 2013

ABOUT THIS PROSPECTUS

In this prospectus, we use the terms “Celgene,” “we,” “us” and “our” to refer to Celgene Corporation, a Delaware corporation, and its consolidated subsidiaries.

This prospectus is part of a registration statement on Form S-3 filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus or a prospectus supplement before making an investment decision.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with additional or different information. No underwriter, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any accompanying prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. You should assume that the information appearing in this prospectus, any prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of such document and that any information we have incorporated by reference is accurate only as of its respective date, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

You should read both this prospectus, including the “Risk Factors,” and the accompanying prospectus supplement or any related free writing prospectus, together with the additional information described under the headings “How to Obtain More Information” and “Incorporation by Reference.”

PROSPECTUS SUMMARY

CELGENE CORPORATION

We are a global biopharmaceutical company primarily engaged in the discovery, development and commercialization of innovative therapies designed to treat cancer and immune-inflammatory related diseases. We are dedicated to innovative research and development designed to bring new therapies to market and are involved in research in several scientific areas that may deliver proprietary next-generation therapies, targeting areas such as intracellular signaling pathways in cancer and immune cells, immunomodulation in cancer and autoimmune diseases and therapeutic application of cell therapies.

Our primary commercial stage products include REVLIMID®, VIDAZA®, ABRAXANE®, POMALYST®, THALOMID® (inclusive of Thalidomide Celgene®) and ISTODAX®.

We continue to invest substantially in research and development in support of multiple ongoing clinical proprietary development programs which support our existing products and pipeline of new drug candidates. REVLIMID® is in several phase III trials across a range of hematological malignancies that include newly diagnosed multiple myeloma and maintenance, lymphomas, chronic lymphocytic leukemia (CLL) and non-deletion 5q myelodysplastic syndromes (MDS). Phase III trials with POMALYST® in relapsed refractory multiple myeloma, in addition to VIDAZA® for acute myeloid leukemia (AML), CC-486 for MDS and AML, and ISTODAX® for first-line PTCL are also underway. In solid tumors, we are evaluating ABRAXANE® in a phase III trial for metastatic melanoma. Our lead product candidate in Inflammation & Immunology, apremilast, is being evaluated in a broad phase III program for psoriatic arthritis, psoriasis, ankylosing spondylitis, and Behçet’s disease. Beyond our phase III programs is a growing early-to-mid-stage pipeline of novel therapies intended to address significant unmet medical needs.

We believe that continued acceptance of our primary commercial stage products, participation in research and development collaboration arrangements, depth of our product pipeline, regulatory approvals of new products and expanded use of existing products will provide the catalysts for future growth.

Our principal executive offices are located at 86 Morris Avenue, Summit, New Jersey 07901, and our telephone number is (908) 673-9000. Additional information regarding us is set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 and our Current Reports on Form 8-K (which are incorporated by reference in this prospectus). See “How to Obtain More Information” and “Incorporation by Reference.”

RISK FACTORS

Investing in securities involves a risk of loss. Before investing in our securities, you should carefully consider the risk factors described in “Risk Factors” in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, and subsequent filings containing updated disclosures of such factors, together with all of the other information included in this prospectus and any prospectus supplement and the other information that we have incorporated by reference. These risks are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial also may impair or harm our business and financial results. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents. Please also refer to the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus and the accompanying prospectus supplement are considered forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act)) concerning our business, results of operations, economic performance and/or financial condition, based on management’s current expectations, plans, estimates, assumptions and projections. Forward-looking statements are included, for example, in the discussions about:

•	strategy;

•	new product discovery and development;

•	current or pending clinical trials;

•	our products’ ability to demonstrate efficacy or an acceptable safety profile;

•	actions by the U.S. Food and Drug Administration;

•	product manufacturing, including our arrangements with third-party suppliers;

•	product introduction and sales;

•	royalties and contract revenues;

•	expenses and net income;

•	credit and foreign exchange risk management;

•	liquidity;

•	asset and liability risk management;

•	the outcome of litigation;

•	intellectual property rights and protection;

•	economic factors;

•	competition; and

•	operational and legal risks.

Any statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “aims,” “plans,” “may,” “could,” “will,” “will continue,” “seeks,” “should,” “predict,” “potential,” “outlook,” “guidance,” “target,” “forecast,” “probable,” “possible” or the negative of such terms and similar expressions. Forward-looking statements are subject to change and may be affected by risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement in light of new information or future events, although we intend to continue to meet our ongoing disclosure obligations under the U.S. securities laws and other applicable laws.

We caution you that a number of important factors could cause actual results or outcomes to differ materially from those expressed in, or implied by, the forward-looking statements, and therefore you should not place too much reliance on them. These factors include, among others, those described herein, under “Risk Factors” in this prospectus and the applicable prospectus supplement and the risks described in our other filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

It is not possible to predict or identify all such factors, and therefore the factors that are noted are not intended to be a complete discussion of all potential risks or uncertainties that may affect forward-looking statements. If these or other risks and uncertainties materialize, or if the assumptions underlying any of the forward-looking statements prove incorrect, our actual performance and future actions may be materially different from those expressed in, or implied by, such forward-looking statements. We can offer no assurance that our estimates or expectations will prove accurate or that we will be able to achieve our strategic and operational goal.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we will use the net proceeds from the sale of securities covered by this prospectus for general corporate purposes, which may include, without limitation, further development of our clinical and pre-clinical programs, capital expenditures, general corporate development activities, meeting working capital needs, share repurchases of our common stock and repayment of some or all of our outstanding commercial paper.

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges, or deficiency of earnings, for each of the periods indicated (dollars in millions):

	Nine Months Ended September 30, 2013	Years Ended
		December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
Ratio of earnings to fixed charges(1)	23.4x	26.7x	32.4x	70.9x	299.7x	—
Deficiency of earnings available to cover fixed charges(2)	—	—	—	—	—	$(1,359.1)

(1)	For purposes of calculating these ratios: (i) “earnings” consist of the sum of: (x) our pretax income from continuing operations before loss from equity investees and (y) fixed charges; and (ii) “fixed charges” consist of the sum of interest expense, capitalized interest and a portion of lease payments considered to represent an interest factor.
(2)	There was a deficiency of earnings available to cover fixed charges for 2008 because we incurred a net loss in that year.

DESCRIPTION OF DEBT SECURITIES

We may offer senior unsecured general obligations, which we refer to as the “debt securities” in this section. The debt securities will be issued from time to time under an indenture and applicable supplemental indenture, if any, with respect to any series of debt securities, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture and any supplemental indenture are technical documents with terms that have defined meanings. A prospectus supplement will contain a summary of the indenture and any applicable supplemental indenture. We urge you to read the indenture, any applicable supplemental indenture and the accompanying prospectus supplement describing the particular terms of the debt securities because they, and not this description, define the rights of the debt security holders. The form of indenture is filed as an exhibit to this registration statement.

General

The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms for a particular issuance, which will be described in an accompanying prospectus supplement.

A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, will be filed with the SEC at the time of the offering.

Brief Description of the Senior Debt Securities

The debt securities will:

•	be our unsecured general obligation;

•	rank senior in right of payment to all of our subordinated indebtedness;

•	rank equally in right of payment with all of our other senior indebtedness;

•	be effectively subordinated to all of our future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to, which means they rank behind, all of the liabilities of our subsidiaries.

We will pay principal and interest on the debt securities at our office or agency, which we maintain in New York City. At our option, we may make payments of interest by check mailed to the debt security holders at their respective addresses as set forth in the register of debt securities. All payments with respect to global debt securities, however, will be made by wire transfer of immediately available funds to the accounts specified by the holders of the global debt securities. Until otherwise designated by us, our office or agency in New York City will be the office of the trustee or an affiliate thereof maintained for payment purposes.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title;

•	any limit on the aggregate principal amount;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the rate at which the debt securities will bear interest, if any, and the interest payment dates;

•	if the debt securities are original issue discount debt securities, the yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the debt securities will be issuable if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the terms and conditions on which we may optionally redeem the debt securities;

•	the terms and conditions on which we may be required to redeem the debt securities;

•	any obligation for us to redeem, purchase or repay the debt securities at the option of a holder upon the happening of an event other than a change of control and certain sales of assets, which are specified in the indenture, and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any changes in or additions to the covenants applicable to the particular debt securities being issued;

•	any additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal and interest, if any, with respect to such securities to be due and payable;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	any other terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series; and

•	any other specific terms of the debt securities.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form. Unless otherwise provided in the accompanying prospectus supplement, we will issue debt securities denominated in U.S. Dollars and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 575,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, of which 520 shares have been designated Series A convertible preferred stock and 20,000 shares have been designated as Series B convertible preferred stock. As of October 22, 2013, there were 412,069,519 shares of common stock outstanding, no shares of Series A convertible preferred stock outstanding and no shares of Series B convertible preferred stock outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor, and subject to any preferential dividend rights of any then outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and any shares offered by us in this offering will be when issued and paid for, fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, subject to certain restrictions, without further stockholder approval, to issue, at any time and from time to time, up to 5,000,000 shares of preferred stock in one or more series. Each such series shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights, to the full extent now or hereafter permitted by the laws of the State of Delaware.

The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the common stock. Satisfaction of any dividend or liquidation preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends or liquidation amounts on common stock. Holders of preferred stock would typically be entitled to receive a preference payment.

Delaware Law and Some By-Law Provisions

Our board of directors has adopted certain amendments to our by-laws intended to strengthen our board of directors’ position in the event of a hostile takeover attempt. These by-law provisions have the following effects:

•	they provide that only persons who are nominated in accordance with the procedures set forth in the by-laws shall be eligible for election as our directors, except as may be otherwise provided in the by-laws;

•	they provide that only business brought before the annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in the by-laws may be transacted at an annual meeting of stockholders;

•	they provide that only the chairman of the board, if any, the chief executive officer, the president, the secretary or a majority of our board of directors may call special meetings of our stockholders; and

•	they establish a procedure for our board of directors to fix the record date whenever stockholder action by written consent is undertaken.

Furthermore, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company. It is located at 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8200.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase debt securities, preferred stock, common stock, depositary shares or units. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Brief Description of the Debt Warrants

We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at the exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the debt warrants;

•	the initial offering price;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	if applicable, the minimum or maximum number of debt warrants that may be exercised at any one time;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	anti-dilution provisions of the debt warrants, if any;

•	redemption or call provisions, if any, applicable to the debt warrants;

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants; and

•	the exercise price.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement.

Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

Brief Description of the Equity Warrants

We may issue warrants for the purchase of our equity securities, such as our preferred stock, common stock, depositary shares or units. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

•	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants;

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants; and

•	the exercise price.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

DESCRIPTION OF RIGHTS

This section describes the general terms of the rights that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each right. The accompanying prospectus supplement may add, update or change the terms and conditions of the rights as described in this prospectus.

The particular terms of each issue of rights, the rights agreement relating to the rights and the rights certificates representing rights will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the rights;

•	the date of determining the stockholders entitled to the rights distribution;

•	the title, aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	the date, if any, on and after which the rights will be separately transferable;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Exercise of Rights

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms of the depositary shares we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

General

We may, at our option, elect to offer fractional or multiple shares of preferred stock, rather than single shares of preferred stock (to be set forth in the prospectus supplement relating to a particular series of preferred stock). In the event we elect to do so, depositary receipts evidencing depositary shares will be issued.

The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us, and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

DESCRIPTION OF UNITS

This section describes the general terms of the units we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the units. The accompanying prospectus supplement may add, update, or change the terms and conditions of the units as described in this prospectus.

General

We may issue units consisting of one or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable only as, a single security, rather than as the separate constituent securities comprising such units. While the features we have summarized below will generally apply to any units we may offer under this prospectus, we will describe the particular terms of any units that we may offer in more detail in the applicable prospectus supplement. The specific terms of any units may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those units, as well as for other reasons. Therefore, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

The particular terms of each issue of units, the unit agreement relating to the units and the unit certificates representing units will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may offer the securities (i) to or through underwriters; (ii) to or through dealers; (iii) through agents; and (iv) directly or through our subsidiaries to purchasers.

If we sell the offered securities directly or through our subsidiaries to purchasers, we will only do so if our employees and other associated persons acting on our behalf in connection with the sale of the offered securities are not deemed to be “brokers” under the Exchange Act or otherwise qualify for the exemption under Rule 3a4-1 of the Exchange Act or any similar rule or regulation as the SEC may adopt and which shall be in effect at the time.

We may distribute the offered securities from time to time in one or more transactions at (i) a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such market prices; or (iv) at negotiated prices.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any of the underwriters, the public offering price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to the underwriters and dealers.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters without a syndicate. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any are purchased.

If a prospectus supplement so indicates, the underwriters may, pursuant to Regulation M under the Exchange Act, engage in transactions, including stabilization bids or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the securities at a level above that which might otherwise prevail in the open market. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

In compliance with the guidelines of Financial Industry Regulatory Authority, Inc. (FINRA), the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

We may agree to indemnify underwriters who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act.

We also may sell the offered securities to a dealer as principal. If we sell the offered securities to a dealer as a principal, then the dealer may resell those securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

The offered securities also may be offered through agents we may designate from time to time. The applicable prospectus supplement will contain the name of any such agent and the terms of its agency. Unless otherwise indicated in the prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of the offered securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of such securities, if so described in the prospectus supplement.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described in the prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which they may be required to make in respect of those liabilities. Certain of the underwriters, dealers, agents and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Proskauer Rose LLP in New York, New York. Any underwriters will be advised about issues related to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements and schedule of Celgene Corporation and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

HOW TO OBTAIN MORE INFORMATION

We file annual, quarterly and interim reports, proxy and information statements and other information with the SEC. These filings contain important information, which does not appear in this prospectus. The reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference facilities or website. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CELG” and we are required to file reports, proxy statements and other information with NASDAQ. You may read any document we file with NASDAQ at the offices of the NASDAQ Stock Market, Inc. For further information about obtaining copies of our public filings from the NASDAQ Global Select Market, please call (212) 401-8700.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and, where applicable, supersede any information.

We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus. We are not, however, incorporating by reference any documents or portions thereof whether specifically listed below or filed in the future that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

1. Our Annual Report on Form 10-K for the year ended December 31, 2012;

2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

3. Our Current Reports on Form 8-K filed with the SEC on April 19, 2013, June 13, 2013 (other than with respect to Item 7.01 and Exhibit 99.1 therein), August 1, 2013, August 2, 2013, and August 6, 2013;

4. the portions of the Definitive Proxy Statement on Schedule 14A for the 2013 annual meeting of stockholders held on June 12, 2013 to the extent incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2012; and

5. The description of our common stock contained in our Registration Statement on Form 8-A, File No. 0-16132, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at the following address:

Celgene Corporation

86 Morris Avenue

Summit, NJ 07901

(908) 673-9000

$

Celgene Corporation

$                 % Senior Notes due 2019

$                 % Senior Notes due 2024

$                 % Senior Notes due 2044

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Credit Suisse

Goldman, Sachs & Co.

Morgan Stanley

                    , 2014